EXHIBIT 4.4

STOCK PURCHASE AGREEMENT

             THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 29th day of April, 2001, by and between Digene Corporation, a Delaware corporation (“Digene”), and Roche Molecular Systems, Inc., a Delaware corporation and an affiliate of F. Hoffman-La Roche, Ltd., a corporation organized under the laws of Switzerland (collectively, “Roche”).

             WHEREAS, Digene and Roche entered into that certain letter agreement dated April 29, 2001 regarding a strategic collaboration and distribution rights (the “Letter Agreement”) pursuant to which an upfront payment to be paid by Roche to Digene shall be converted into shares of Digene’s Common Stock, par value $.01 per share (“Common Stock”), under certain circumstances.

             NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the parties agree as follows:

             1.        Purchase and Sale of Stock.

                        1.1        Sale and Issuance of Common Stock.  Subject to the terms and conditions of this Agreement and the Letter Agreement, the Upfront Payment (as defined in the Letter Agreement) shall be converted into 142,857 shares (the “Shares”) of Common Stock. The purchase price for such Shares will be deemed to be $35.000035 per share and shall equal the Upfront Payment paid to Digene under the Letter Agreement (the “Purchase Price”).

                         1.2        Closing.  The closing for the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Digene, 1201 Clopper Road, Gaithersburg, MD 20878, 12:00 noon Maryland time, on the third business day after the date set forth in the letter agreement, or if Digene and Roche mutually agree on a different date, the date upon which they have mutually agreed (the “Closing Date”). At the Closing, Digene shall deliver a certificate registered in the name of Roche representing the Shares.

             2.        Representations, Warranties and Covenants of Digene. Digene hereby represents warrants and covenants to Roche that:

                        2.1        Corporate Status.  Digene is, and on the closing date will be, a corporation duly incorporated and in good standing under the laws of the State of Delaware with all requisite corporate power and authority under its Amended and Restated Certificate of Incorporation (the “Certificate”), and corporate bylaws, as amended, to own and operate its properties and assets and to carry on its business as now conducted.

                        2.2        Authorization.  Digene has, and on the closing date will have, all requisite corporate power and authority to execute, deliver and perform this Agreement and all of its obligations hereunder. The execution, delivery and performance by Digene of this Agreement and the issuance and delivery of the Shares have been duly authorized by all requisite corporate action on the part of Digene. Digene is, and on the closing date will be, duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties or financial condition. This Agreement constitutes a valid and legally binding obligation of Digene, enforceable against Digene in accordance with its terms, except as such may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity.

                        2.3         Valid Issuance. The Shares, when issued, sold, delivered and paid for in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable, free of all liens, charges and encumbrances and not subject to any preemptive rights, and will not be subject to restrictions on transfer except as provided by Sections 3.5, 3.8, 3.9 and 3.10.

                        2.4         Government Consents.

                                      (1)         Except for any applicable state securities laws, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Digene, nor is any waiver, consent or approval of any third party required to be obtained by Digene, in connection with Digene’s valid execution, delivery or performance of this Agreement or the issuance and sale of the Shares by Digene hereunder.

                                      (2)         Digene shall make any and all filings required to be made under applicable state securities laws in connection with the transactions contemplated by this Agreement, within the applicable stipulated statutory period before or after the sale of the Shares hereunder, and shall have obtained such consents or approvals to issue the Shares as may be required pursuant to such laws.

                        2.5        Litigation. As of the date of this Agreement and on the closing date, there is no action, suit, proceeding or investigation pending or currently threatened against Digene which questions the validity of this Agreement or the right of Digene to enter into it or to consummate the transactions contemplated hereby. Except as disclosed in the SEC Filings (as defined in Section 2.7), as of the date of this Agreement there is and on the closing date there will be no action, suit, proceeding or investigation pending or currently threatened which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially adversely affect the business, properties, operations, financial condition, income or, to the best of Digene’s knowledge, business prospects of Digene and its Subsidiaries (as defined in Section 2.9), taken as a whole, as presently being conducted.

                        2.6        Compliance with Other Instruments. The execution, delivery and performance of this Agreement by Digene and the consummation by Digene of the transactions contemplated hereby will not conflict with, or result in any violation of, or constitute, with or without the passage of time and giving of notice, either a default under any provision of its Certificate or bylaws or of any instrument, judgment, order, writ, decree or material contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of Digene. Digene is not, and on the closing date will not be, in violation of its Certificate or bylaws, or in default in the performance or observance of any material provision of any material instrument or contract to which it is a party or by which it is bound. No third party has any pre-emptive rights, or rights of first refusal or first opportunity or similar rights to purchase, or to offer to purchase, all or any part of the Shares.

                        2.7        Disclosure. Digene has made available to Roche (i) Digene’s Annual Report on Form 10-K for the fiscal year ended June 30, 2000 (the “2000 Annual Report”), as filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) Digene’s Proxy Statement for its 2000 Annual Meeting of Shareholders; (iii) Digene’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2000 and December 31, 2000 (the “12-31-00 10-Q,” and collectively, the “Quarterly Reports”), as filed with the SEC pursuant to the Exchange Act, and (iv) all other reports as filed by Digene with the SEC since June 30, 2000 (the documents referred to in clauses (i)-(v) above being referred to hereinafter, collectively, as the “SEC Filings”). As of their respective dates, the SEC Filings (including all documents incorporated by reference therein) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in the case of any SEC Filing, any statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent SEC Filing. Since June 30, 2000, Digene has timely filed with the SEC all reports, documents, definitive proxy statements and all other filings required to be filed with the SEC under the rules and regulations of the SEC, and all such reports, documents, definitive proxy statements and other filings complied in all material respects with all applicable requirements of the Exchange Act. The audited consolidated financial statements of Digene included or incorporated by reference in the 2000 Annual Report and the unaudited consolidated financial statements contained in the Quarterly Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (“GAAP”) and with each other, except as may be indicated therein or in the notes thereto and except that the unaudited financial statements may not contain all footnotes and adjustments required by GAAP, and fairly and accurately present the financial position of Digene and its consolidated subsidiaries as at the dates thereof and the results of their operations and statements of cash flows for the periods then ended, subject, in the case of the unaudited interim consolidated financial statements, to normal year-end adjustments, and recognizing that the results of operations for interim periods are not necessarily indicative of Digene’s operations for any other interim period or full fiscal year.

                        2.8        Changes. Between June 30, 2000 and the date of this Agreement, except as disclosed in the SEC Filings, there has not been and from the date of this agreement to the closing date there will not be:

                                      (1)        any change in the assets, liabilities, financial condition, operating results or, to the best of Digene’s knowledge, business or financial prospects of Digene and its Subsidiaries taken as a whole from that reflected in the 12-31-00 10-Q, except recurring operating losses and other changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

                                      (2)        any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties or financial condition of Digene and its Subsidiaries taken as a whole (and except that Digene expects to continue to incur substantial operating losses, which may be material);

                                      (3)        any waiver or compromise by Digene of a material right or of a material debt owed to it;

                                      (4)        any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by Digene, except in the ordinary course of business and which is not material to the business, properties or financial condition of Digene and its Subsidiaries taken as a whole (as such business is presently conducted);

                                      (5)        any change to a material contract or arrangement by which Digene or any of its assets is bound or subject, or any breach or waiver of any breach of or under any such contract or amendment (or the occurrence of any event which would, as result of the passage of time, become or result in such a breach or waiver);

                                      (6)        any sale, assignment or transfer to a third party that is not an Affiliate (as hereafter defined) of any material patents, trademarks, copyrights, trade secrets or other intangible assets for compensation which is less than fair value;

                                      (7)        Any mortgage, pledge, transfer of a security interest in, or lien, created by Digene, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

                                      (8)        any declaration, setting aside or payment or other distribution in respect of any of Digene’s capital stock;

                                      (9)        received by or on behalf of Digene any notice from the United States Food and Drug Administration, the United States or any foreign Patent Office, or any governmental agency or third party of any claim or adverse occurrence related to any product in development, patent or trademark of Digene except for normal prosecution of patents and trademarks; any negative result of any clinical trials conducted or being conducted by or on behalf of Digene; or the notice of cancellation, termination or material reduction in funding of any client project or program; or

                                      (10)        any event or condition of any type that has (or will as a result of the passage of time) materially and adversely affected (or affect) the business, properties or financial condition or, to the best of Digene’s knowledge, the business prospects of Digene and its Subsidiaries taken as a whole.

For purposes of this Agreement the term “Affiliate” means any individual or entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement. Without limiting the foregoing, the direct or indirect ownership of 50% or more of the outstanding voting securities of an entity, or the right to receive 50% or more of the profits or earnings of an entity, shall be deemed to constitute control.

                      2.9        Subsidiaries. Digene Europe, Inc. (“Digene Europe”), a wholly owned subsidiary of the Company, has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; Digene B.V. and Viropath B.V., each a wholly owned subsidiary of the Company, are each a limited liability company with limited liability registered at Amsterdam, The Netherlands and has been duly organized and is validly existing and in good standing under the laws of The Netherlands. Digene do Brasil Ltda. (“Digene Brasil”), a majority owned subsidiary of the Company, is a limited liability company, has been duly organized and is validly existing under the laws of Brazil. Digene Europe, Digene

Brasil, Digene B.V. and Viropath B.V. are collectively the “Subsidiaries”. Except for the Subsidiaries, the Company does not have any subsidiaries.

             3.        Representations, Warranties and Covenants of Roche. Roche hereby represents and warrants to Digene that:

                         3.1        Corporate Status. Roche Molecular System, Inc. is a corporation duly incorporated and in good standing under the laws of the State of Delaware and F. Hoffman-La Roche, Ltd. is a corporation duly incorporated and validly existing and in good standing under Swiss law.

                         3.2        Authorization. Roche has the power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement by Roche has been duly authorized by all necessary action on the part of Roche. This Agreement constitutes Roche’s valid and legally binding obligation, enforceable against Roche in accordance with its terms, except as such may be limited by bankruptcy, insolvency or other similar laws effecting the enforcement of creditors’ rights in general or by general principles of equity.

                         3.3        Government Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Roche, nor is any waiver, consent or approval of any third party required to be obtained by Roche, in connection with Roche’s valid execution, delivery or performance of its obligations under this Agreement, the purchase of the Shares by Roche hereunder or the conversion or redemption of the Shares.

                         3.4        Compliance with Other Instruments. The execution, delivery and performance of this Agreement by Roche and the consummation by Roche of the transactions contemplated hereby will not conflict with, or result in any violation of, or constitute, with or without the passage of time and giving of notice, either a default under any provision of its charter or bylaws or of any instrument, judgment, order, writ, decree or material contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of Roche.

                         3.5        Purchase Entirely for Own Account. The Shares will be acquired for Roche’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Roche has no present intention of selling, granting any participation in, or otherwise distributing the same and will not effect any such transaction except in compliance with the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”) or pursuant to an exemption therefrom. Roche does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

                         3.6        Investment Experience. Roche acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. Roche also represents it has not been organized for the purpose of acquiring the Shares and that Roche is an “accredited investor” as that term is defined in Regulation D under the 1933 Act.

                         3.7        Information Provided. Roche has had full opportunity to ask any and all questions of the officers of Digene and to examine certain documents of Digene, including the 2000 Annual Report and subsequent Quarterly Reports.

                         3.8        Restricted Securities. Roche understands that the Shares have not been registered under the 1933 Act and therefore are “restricted securities” under the federal securities laws and that under such laws and applicable regulations, such Shares may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, Roche represents that it is familiar with SEC Rule 144 promulgated under the 1933 Act (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

                         3.9        Limitations on Disposition. Roche shall not make any direct or indirect disposition of all or any portion of the Shares unless and until Roche shall have furnished Digene with an opinion of counsel, reasonably satisfactory to Digene, that such disposition will not require registration of the Shares under the 1933 Act because such disposition is made in accordance with Rule 144 or otherwise.

                         3.10        Legend. It is understood that the certificates evidencing the Shares may bear the following legend: “The Securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), and are “restricted securities” as defined in Rule 144 promulgated under the Act. The securities may not be sold or offered for sale or otherwise distributed except (i) pursuant to an effective registration statement for the securities under the Act; (ii) in compliance with Rule 144; or (iii) after receipt of an opinion of counsel reasonably satisfactory to Digene that such registration or compliance is not required as to said sale, offer or distribution.”

             4.        Registration Rights.

                         4.1        Definitions. For purposes of this Section 4:

                                      (1)        The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such registration statement or document; and

                                      (2)        The term “Registrable Securities” means (a) any shares of Digene’s Common Stock issued to Roche under this Agreement and (b) any shares of Digene’s Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares described in Section 4.1(2)(a), excluding in all cases, however, any Registrable Securities sold by Roche. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the 1933 Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been distributed pursuant to Rule 144, (iii) such securities are permitted to be sold under Rule 144(k) without registration, or (iv) such securities shall have ceased to be outstanding.

                         4.2        Demand Registration. Upon the written request of Roche, which request shall state the intended method of disposition by Roche and shall request that Digene effect the registration under the 1933 Act of all of the Registrable Securities, Digene shall prepare and file a shelf registration statement under Rule 415 of the 1933 Act with the SEC permitting the resale of the Registrable Securities in accordance with the intended methods thereof as specified in such notice (the “Demand Registration”). The Demand Registration shall be filed with the SEC not later than 60 calendar days after receipt of written request from Roche, unless Digene requests a reasonable extension, which request shall not be unreasonably refused by Roche and unless the 1933 Act or the regulations thereunder or the independent auditors of Digene do not permit the filing of a registration statement because of the proximity to Digene’s fiscal year end, in which case, Digene shall file such registration statement within 5 business days after a filing is again permitted by such regulations or auditors. Digene shall be required to effect only one Demand Registration.

                         4.3        Obligations of Digene. Digene shall, as expeditiously as reasonably possible:

                                     (1)        With respect to the Demand Registration, use reasonable best efforts to cause such registration statement to be declared effective by the SEC as soon as practicable after the filing of the registration statement and to keep the Demand Registration effective until such time as the Registrable Securities (i) shall have been distributed pursuant to Rule 144, (ii) are permitted to be sold under Rule 144(k) without registration, or (iii) shall have ceased to be outstanding. As far in advance as practical before filing such registration statement or any supplement or amendment thereto (excluding any document incorporated therein by reference) Digene will furnish to Roche and its counsel copies of reasonably complete drafts of such registration statement, supplement or amendment proposed to be filed, and Roche and its counsel shall have the opportunity to comment on any information that is contained therein or omitted therefrom and Digene will make the changes reasonably requested by Roche and its counsel with respect to such information prior to filing any such registration statement, supplement or amendment.

                                     (2)        With respect to any registration of any Registrable Securities, prepare and file with the SEC such amendments and supplements to the registration statement and the prospectus used in connection with the registration as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by the registration statement, including at Roche’s request, any amendments or supplements necessary to reflect any information regarding Roche or its plan of distribution, until the earlier of (i) such time as the Shares cease to be Registrable Securities and (ii) the date on which Roche is permitted, pursuant to Rule 144(k), to dispose of the Registrable Securities without registration.

                                     (3)        With respect to any registration of any Registrable Securities, furnish to Roche such numbers of copies of a prospectus, including a preliminary prospectus, as then amended or supplemented, in conformity with the requirements of the 1933 Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it.

                                     (4)        With respect to any registration of any Registrable Securities, use its reasonable best efforts to register and qualify the securities covered by the Demand Registration under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by Roche, provided that Digene shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                                     (5)        With respect to any registration of any Registrable Securities, notify Roche at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of Roche, as promptly as practicable prepare and furnish Roche a reasonable number of copies of a prospectus included in an effective post-effective amendment or the supplemented prospectus correcting such misstatement or omission.

                       4.4        Obligations of Roche. It shall be a condition precedent to the obligations of Digene to take any action pursuant to this Section 4 that Roche meet the following conditions:

                                     (1)        Roche shall furnish such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required by applicable federal or state securities laws to effect the registration of the Registrable Securities under the 1933 Act.

                                     (2)        All information specifically with respect to Roche furnished to Digene by or on behalf of Roche for use in connection with the preparation of any registration statement relating to such Registrable Securities shall be true and correct in all material respects and shall not omit any material fact necessary to make such information, in light of the circumstances under which it was made, not misleading.

                                     (3)        Roche shall distribute in connection with the offering and sale of the Registrable Securities the prospectus or other offering material permitted by the 1933 Act and prepared by Digene, and only such materials.

                                     (4)        Roche will comply with the provisions of the Securities Act, including the prospectus delivery requirements, and the Exchange Act and the regulations under each such act.

                                     (5)        To assist Digene in qualifying the Registrable Securities for sale under applicable state securities laws, Roche will advise Digene of each jurisdiction in which it intends to offer or sell any or all Registrable Securities, and will agree not to offer or sell any Registrable Securities in any jurisdiction where the Registrable Securities are not registered or exempt from registration.

                                     (6)        Roche will inform Digene in writing of any and all sales, or other transfers or dispositions, of any Registrable Securities within 15 calendar days following each such disposition.

                       4.5        Expenses of Registration. Digene shall bear all of the expenses that it incurs in connection with the Demand Registration and any amendment or supplement thereof. Roche shall bear all of the following expenses: (i) all of the expenses that it incurs in connection with the Demand Registration and any amendment or supplement thereof; (ii) brokers’ fees or underwriters’ discounts and commissions and transfer taxes, if any, in respect of Registrable Securities agreed to in writing by Roche, which shall be payable by Roche; (iii) all out-of-pocket expenses of Roche’s brokers, dealers or underwriters; and (iv) all fees and disbursements of counsel and public accountants for Roche or any such brokers, dealers or underwriters.

                       4.6        Company Suspension. Upon the giving by Digene of written notice to Roche that in the good faith judgment of Digene (i) the filing or making of offers and sales pursuant to the Demand Registration would require the public disclosure of material information, the disclosure of which would not otherwise be required at that time under the Nasdaq Stock Market or New York Stock Exchange rules or federal securities laws, and (ii) disclosure thereof would have a material adverse effect on Digene, Digene shall have the right to suspend such sales or postpone such filing; provided, however, that promptly following disclosure of such information or withdrawal or abandonment of the transaction requiring suspension or postponement, Digene will make such filing or take such steps as are necessary to permit such offers and sales, as the case may be. Any suspension under this Section 4.6 will extend, for an amount of time equal to such suspension, the termination date of any registration rights, or obligations to keep a registration effective, otherwise provided for in this Agreement.

                       4.7        Lock-Up. Roche hereby agrees that it shall agree to a lock-up provision required by an underwriter through which Digene will conduct an offering of its securities under (and only under) the following conditions:

                                     (a)        Roche has requested that a Demand Registration be filed and it has, in fact, been filed with the SEC; and

                                     (b)        such underwriter requires certain security holders of Digene to enter into lock-up provisions; and

                                     (c)        Roche’s lock-up provisions are the same lock-up provisions required by such underwriter to be entered into by the directors and senior officers of Digene.

                       4.8        Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 4:

                                     (1)        To the extent permitted by law, Digene will indemnify and hold harmless Roche, each of its officers and directors, any underwriter (as defined in the 1933 Act) for Roche and each person, if any, who controls Roche or any such underwriter within the meaning of the 1933 Act or the Exchange Act (collectively, “Indemnified Roche Parties”), against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject under the 1933 Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon a claim by a third party alleging any of the following statements, omissions or violations (collectively, “Indemnified Violations”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement on the date it becomes effective, including any preliminary prospectus or final prospectus contained therein, or any amendments or supplements thereof, or any document incident to such registration (such as a Blue Sky qualification or compliance); (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any other violation or alleged violation by Digene of the 1933 Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the Exchange Act or any state securities law, and Digene will reimburse each of the Indemnified Roche Parties for any legal (to the extent provided in Section 4.8(3)) and other expenses reasonably incurred in connection with defending any such Indemnified Violation; provided, however, that the indemnity agreement contained in this Section 4.8(1) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Digene (which consent shall not be unreasonably withheld), nor shall Digene be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an Indemnified Violation which occurs in reliance upon and in conformity with information furnished expressly for use in connection with such registration by any of the Indemnified Roche Parties, any failure by Roche to deliver a prospectus or otherwise comply with the securities laws and any sales by Roche after notice under Section 4.6; and provided further, however, that the indemnity provided in this Section 4.8(1) with respect to any preliminary prospectus shall not apply if the untrue statement or alleged untrue statement or omission or alleged omission was corrected in the final prospectus.

                                     (2)        To the extent permitted by law, Roche will indemnify and hold harmless Digene, each of its officers and directors, any underwriter (as defined in the 1933 Act), any other person selling securities in such registration statement and each person, if any, who controls Digene, any such underwriter or any such person within the meaning of the 1933 Act or the Exchange Act (collectively, the “Indemnified Digene Parties”), against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject under the 1933 Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon a claim by a third party alleging any of the following statements or omissions: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement on the date it becomes effective, including any preliminary prospectus or final prospectus contained therein, or any amendments or supplements thereof, or any document incident to such registration (such as a Blue Sky qualification or compliance); or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading in which (i) or (ii) arises from any information furnished by any of the Indemnified Roche Parties expressly for use in connection with such registration statement or arising from the failure by Roche to deliver a prospectus or otherwise comply with the securities laws and any sales by Roche after notice under Section 4.6, and Roche will reimburse each of the Indemnified Digene Parties for any legal (to the extent provided in Section 4.8(3)) and other expenses reasonably incurred in connection with defending any such claim, liability, demand, loss or action; provided, however, that the indemnity agreement contained in this Section 4.8(2) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Roche (which consent will not be unreasonably withheld); and provided further, however, that the indemnity provided in this Section 4.8(2) with respect to any registration statement shall not apply to any untrue statement or alleged untrue statement or omission or alleged omission in any registration statement, prospectus or other such document, which statement has been corrected, in writing, by Roche and delivered to Digene ten (10) days before the sale from which such loss occurred or, which statement in any prospectus delivered by Roche has been corrected in any subsequent prospectus, supplement or amendment thereof.

                                     (3)        Promptly after receipt by an indemnified party under this Section 4.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.8, deliver to the indemnifying party a written notice of the commencement thereof generally summarizing the claims, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, join with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if such indemnified party reasonably determines that a conflict of interest exists which makes representation by counsel chosen by the indemnifying party not advisable or if such indemnified party reasonably determines that the indemnifying party’s assumption of the defense does not adequately represent its interest. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 4.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 4.8.

                                     (4)        The obligations of Digene and Roche under this Section 4.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 4, and otherwise.

                         4.9        Amendment of Registration Rights. Any provision of this Section 4 may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Digene and Roche. Any amendment or waiver effected in accordance with this Section 4.9 shall be binding upon each holder of any Registrable Securities, each future holder of Registrable Securities, Roche and Digene. Nothing herein shall prevent a holder of Registrable Securities from waiving its individual rights.

              5.         Miscellaneous.

                         5.1        Survival. The representations, warranties and covenants of Digene and Roche contained in or made pursuant to this Agreement shall survive the Closing, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Roche or Digene.

                         5.2        Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party shall assign any of its rights or obligations under this Agreement other than (a) with the express written permission of the other Party or (b) as incident to the merger, consolidation or reorganization of the assigning party.

                         5.3        Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

                         5.4        Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Digene and Roche. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, but all of which together shall constitute one and the same instrument. A facsimile transmission of the signed Agreement shall be legal and binding on both parties.

                         5.5        Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                         5.6        Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be sent by certified mail or courier service, charges pre-paid, or by facsimile transmission, to the address or facsimile number specified below:

If to Digene:
1201 Clopper Road Gathersburg, MD 20878 Fax No.: (301) 944-7017 Attention: Chief Financial Officer

If to Roche:
4300 Hacienda Drive Pleasanton, CA 94588-2722 Fax No. 925-225-1048 Attention: President

or to such other address or facsimile number as the person may specify in a notice duly given to the sender as provided herein. A notice will be deemed to have been given as of the date that is three days after it is deposited in the United States mail or the date it is delivered by a courier service or, in the case of facsimile transmission or personal communication, when received.

                         5.7        Finders’ Fees. Each party agrees to indemnify and hold harmless the other party from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its officers, partners, employees, or representatives is responsible.

                         5.8        Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                         5.9        Publicity. Neither party, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or any of the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange or by the SEC. The parties shall cooperate in determining the format, date and time of day of the announcement of the execution and terms of this Agreement, giving consideration to the requirements of all applicable laws and regulations, and each party will obtain the prior approval by the other party of any press release to be issued relating to the announcement of the execution of this Agreement or the Closing hereunder, which prior approval shall not be unreasonably withheld or delayed. This Section 7.9 shall not apply to the extent that any disclosure is of information in the public domain other than through the fault of the disclosing party in violation hereof.

                         5.10        Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties that specifically refers to this Agreement. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement on the part of such other party to be performed or complied with. The waiver by a party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Any amended or waiver effected in accordance with this Section 5.10 shall be binding upon each party and its permitted assigns.

                         5.11        Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be amended to conform, as closely as practicable, to the intent of the parties as set forth herein or, if such amendment is not possible, such provision shall be stricken and the remaining provisions will remain in full force and effect.

                         IN WITNESS WHEREOF, the parties, through their duly authorized officers, have duly executed this Stock Purchase Agreement as of the date first above written.

DIGENE CORPORAITON	ROCHE MOLECULAR SYSTEMS, INC.

By: /s/ Evan Jones	By: /s/ Heiner Dreisman

Name: Evan Jones	Name: Heiner Dreisman

Title: Chief Executive Officer	Title: President & CEO